Exhibit 99.1

*PRESS RELEASE*

Contact:
James H. Herlocker, III
Chairman, President and Chief Executive Officer
(903) 569-2602

Texas Community Bancshares, Inc. Announces Expected Closing Date
of Initial Public Offering

Mineola, TX; July 13, 2021 – Texas Community Bancshares, Inc. (the “Company”), the proposed holding company of Mineola Community Bank, S.S.B. (“Mineola Community Bank”), announced today that all regulatory approvals have been received to close the conversion of Mineola Community Mutual Holding Company (“Mineola Community MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by the Company.  The members of Mineola Community MHC approved the conversion and the related establishment and funding of the TCBS Foundation, Inc. at a Special Meeting of Members held on June 29, 2021.

The transaction is expected to close following the close of business on July 14, 2021.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “TCBS” on July 15, 2021.

As a result of the subscription offering that expired on June 17, 2021, the Company expects to sell a total of 3,207,759 shares of common stock, which includes 260,621 shares to be sold to Mineola Community Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $32.1 million based on the offering price of $10.00 per share.  The Company also intends to contribute 50,000 shares of common stock to the TCBS Foundation, Inc.  Accordingly, the Company expects to have a total of 3,257,759 shares of common stock issued and outstanding as a result of the closing of the transaction.

Because the subscription offering was not oversubscribed, all valid stock orders submitted by subscribers will be filled according to the purchase limitations disclosed in the Company’s Prospectus dated May 14, 2021.  Subscribers wishing to confirm their orders may do so by contacting the Stock Information Center at (903) 369-1000.  The Stock Information Center is open between 10:00 a.m. and 4:00 p.m., Central Time, Monday through Friday.

The Company’s transfer agent, Pacific Stock Transfer Company, expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering, and interest checks, on or about July 15, 2021.

Luse Gorman, PC is acting as legal counsel to the Company and Mineola Community Bank.  Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the subscription offering, and Goodwin Procter LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.